Exhibit 10.23
FANNIE MAE
PROFESSIONAL SERVICES AGREEMENT
THIS PROFESSIONAL SERVICES AGREEMENT (“Agreement”), entered into on February 7, 2000, but effective as of January 1, 2000 (“Effective Date ”), is entered into by and between:

FANNIE MAE	JAMES A. JOHNSON
3900 Wisconsin Avenue, N.W.	3101 Woodland Drive, N.W.
Washington, D.C. 20016-2899	Washington, D.C. 20008
(hereinafter, “Fannie Mae”)	(hereinafter, “Contractor”)
     WHEREAS, Fannie Mae, recognizing Contractor’s unique skills, abilities and experience, desires to retain Contractor’s professional services; and
     WHEREAS, Contractor desires to perform professional services for Fannie Mae, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:
1. SERVICES
     Contractor agrees to provide advisory services to the Chairman and Chief Executive Officer of Fannie Mae on matters relating to Fannie Mae’s corporate strategy, corporate finance, industry relations, public policy and international securities distribution. Contractor further agrees to continue his participation in leading cultural, philanthropic, educational and research institutions so as to maintain and enhance Fannie Mae’s visibility and leadership. Collectively, the activities described in this Section 1 shall be deemed the “Services.”
2. COMPENSATION AND OTHER BENEFITS
     (a) Compensation. Fannie Mae shall pay Contractor no less than $375,000 per year, payable on a monthly basis commencing on January 31, 2000. Contractor’s annual compensation shall be increased (but in no case decreased) by any discretionary amounts determined by Fannie Mae and, at the start of each calendar year after 2000, by the percentage increase during the prior calendar year in the “Consumer Price Index for Urban Wage Earners and Clerical Workers — All Items” compiled by the Bureau of Labor Statistics or any replacement index.
     (b) Support Services and Reimbursement Arrangements. Contractor shall be provided with the services of two Fannie Mae employees as support staff, with the particular employees made available being mutually agreed to by Fannie Mae and Contractor. On a monthly basis, Contractor shall reimburse Fannie Mae for all costs, including salary and benefits, for any services performed for Contractor by such support staff that is unrelated to the Services. For purposes of such reimbursement, Contractor, in good faith, shall allocate the services performed for Contractor by such support staff between those related to the Services and those unrelated to the Services (“Support Staff Reimbursement”). Contractor shall have access to a car and driver provided by Fannie Mae on up to a one-half time basis, determined on a monthly basis. On a monthly basis, pursuant to invoice by Fannie Mae, Contractor will reimburse Fannie Mae, at Fannie Mae’s cost, for Contractor’s use of such car and driver (“Transportation Reimbursement” and, together with Support Staff Reimbursement, “Contractor Staff Reimbursement”).
     (c) Reimbursement of Expenses. On a monthly basis, pursuant to invoice by Contractor, Fannie Mae will reimburse Contractor for out-of-pocket travel and entertainment expenses (other than Contractor Staff Reimbursement expenses) incurred by him in his performance of the Services. Contractor will incur and request reimbursement for such expenses in accordance with the Fannie Mae standards and procedures that applied to Contractor during his employment at Fannie Mae. Contractor will bear all other costs of providing the Services, including but not limited to rent and other office expenses, phone charges, cost of the purchase, maintenance and operation of computers, fax machines and other office equipment and tax and financial planning expenses. To the extent Fannie Mae furnishes Contractor with office equipment, Contractor will reimburse Fannie Mae at Fannie Mae’s adjusted book cost for such equipment.
     (d) Office Furniture. Fannie Mae shall provide Contractor with such office furniture previously used by him as Chairman of the Executive Committee during 1999 that is owned by Fannie Mae as he chooses in exchange for a $2,000 contribution by Contractor to a charity of his choice.
     (e) In-Kind Items. To the extent that Fannie Mae is unable to provide Contractor with any in-kind item required to be provided to him under this Agreement, Fannie Mae shall make a cash payment to Contractor equal to the cost of obtaining such item from a third-party vendor.
     (f) General Policy for Former Senior Executives. If Fannie Mae adopts a general policy of providing former senior executives with post-retirement office space, office support or like items, Contractor, at his election, may elect to terminate this Agreement and receive such items pursuant to such policy.

3. OWNERSHIP RIGHTS; RIGHTS TO INNOVATIONS
     (a) Innovations. The term “Innovation” shall mean computer software (including source and object code), databases, documentation, reports, processes, procedures, improvements, inventions, discoveries, concepts, know-how, ideas, designs, videos, methods, methodologies, developments, drawings, notes and materials along with any modifications, improvements or derivative works relating thereto, produced, created, conceived or worked on by Contractor, either solely or jointly with others, which result from, relate to or are otherwise connected with the Services rendered pursuant to this Agreement.
     (b) Intellectual Property Rights. The term “Intellectual Property Rights” shall mean all copyrights, patents, patent rights, trademarks, service marks, trade secrets and other proprietary, intellectual, industrial and moral rights of whatever nature, including all applications therefore.
     (c) Exclusive Property Rights of Fannie Mae. All Innovations produced or created pursuant to this Agreement, whether solely by Contractor, or jointly with others, shall belong solely and exclusively to Fannie Mae, which will possess all ownership rights in and to such Innovations and all Intellectual Property Rights (as defined above) associated therewith. Fannie Mae (including its successors and assigns) shall have the right to obtain and to hold in its own name all such patents, copyrights, registrations or such other Intellectual Property Rights and protection as may be appropriate.
     (d) Assignment. To effectuate the foregoing, it is expressly understood and acknowledged that all Innovations shall be works made for hire under the U.S. copyright laws and that all Intellectual Property Rights in and to each Innovation shall vest in Fannie Mae on the date such Innovation is created. In the event that, under applicable law, all Intellectual Property Rights do not vest in Fannie Mae, Contractor hereby irrevocably transfers, conveys and assigns in perpetuity to Fannie Mae (including its successors and assigns) any and all present and future Intellectual Property Rights which such persons may have in or to any Innovations. Contractor irrevocably waives all moral rights in, and all other Intellectual Property Rights to, all Innovations.
     (e) Assistance. Contractor agrees to execute applications, assignments and other documents and to render all other reasonable assistance requested by Fannie Mae, at Fannie Mae’s expense, to enable Fannie Mae to obtain, register and enforce domestic and foreign patents, copyrights, trademarks and other Intellectual Property Rights for the Innovations. Notwithstanding the foregoing, Contractor hereby irrevocably appoints Fannie Mae as attorney in fact (coupled with an interest) to execute any such instruments. The foregoing powers of attorney and the obligations to assist and execute shall survive termination of this Agreement for any reason.
     (f) No License. Except to the extent necessary for Contractor to perform the Services, no license to Contractor under any Intellectual Property Rights which is now or may hereafter be owned by Fannie Mae is either granted or implied by this Agreement.
4. PROPRIETARY INFORMATION
     (a) Proprietary Information. “Proprietary Information” shall mean, (i) information disclosed by or on behalf of either party relating to product development strategy and activity, corporate assessments and strategic plans, financial and statistical information, corporate developments, accounting information, software, systems, processes, formulae, inventions, discoveries, technical know-how, procedures, pricing, marketing strategies, policies, guidelines, practices, suppliers, prospects, customers, disputes or litigation, (ii) other confidential, proprietary or trade secret information disclosed by or on behalf of such person or entity that is identified in writing as such at the time of its disclosure, (iii) all other confidential, proprietary or trade secret information disclosed by or on behalf of such person or entity, which a reasonable person employed in the mortgage industry would recognize as such, (iv) information relating to such person’s or entity’s employees, contractors or customers which, if released, would cause an unlawful or actionable invasion of privacy, and (v) compilations or summaries of information or data that is itself Proprietary Information. Without limiting the generality of the foregoing, Contractor acknowledges and agrees that (x) any computer software and programs (including object and source codes), computer software and data base technologies, systems, structures and architectures provided to Contractor by or on behalf of Fannie Mae and (y) all Innovations (as defined above) are the Proprietary Information of Fannie Mae. The terms of this Agreement (as well as all information regarding the negotiation of this Agreement) shall be the Proprietary Information of both parties.
     (b) Protection. All Proprietary Information disclosed by one party to the other in the course of performing under this Agreement or to which the other gains access in connection with this Agreement shall be deemed to be the property of the disclosing party, or the appropriate third-party owner, as the case may be. The receiving party agrees to (i) receive such Proprietary Information in confidence, (ii) use reasonable efforts to maintain the confidentiality of such Proprietary Information and not disclose such Proprietary Information to third parties (except for the receiving party’s employees, agents and subcontractors who have a need to know, are under a duty of nondisclosure with respect to such information, and are acting for the sole benefit of the receiving party), which efforts shall accord such Proprietary Information at least the same level of protection against unauthorized use and disclosure that the receiving party customarily accords to the receiving party’s own information of a similar nature, but in no event less than a reasonable standard of care, (iii) use or permit the use of such Proprietary Information solely in accordance with the terms of this Agreement, and (iv) promptly notify the disclosing party in writing of any loss or unauthorized use, disclosure or access of the disclosing party’s Proprietary Information of which the receiving party becomes aware. Neither party shall take any physical or electronic forms of Proprietary Information from the other’s offices (or make copies of such Proprietary Information) without the other party’s written permission. Each party agrees to abide by and reproduce and include any restrictive legend or proprietary rights notice that appears in or on any Proprietary Information of the other party (or other third-party owner) that such party is authorized to reproduce. Each party also agrees not to remove, alter, cover or distort any trademark, trade name, copyright or other proprietary rights notices, legends, symbols or labels appearing on or in any Proprietary Information of the other party (or other third-party owner).
     (c) Exclusions. The restrictions on use and disclosure set forth above shall not apply when, and to the extent that, the receiving party can demonstrate that the Proprietary Information: (i) is or becomes generally available to the public through no fault of the receiving party (or anyone acting on such party’s behalf); (ii) was previously rightfully known to the receiving party free of any obligation to keep it confidential, (iii) is subsequently disclosed to the receiving party by a third party who may rightfully transfer and disclose such information without restriction and free of any obligation to keep it confidential; (iv) is independently developed by the receiving party or a third party without reference to the disclosed Proprietary Information; or (v) is required to be disclosed by the receiving party as a matter of law or compulsory process, provided that in the case of this paragraph (v), the receiving party uses all reasonable efforts to provide the disclosing party with at least 10 days’ prior notice of such disclosure and the receiving party discloses only that portion of the Proprietary Information that is legally required to be furnished pursuant to the opinion of legal counsel of the receiving party. Notwithstanding the foregoing, neither party shall disclose, or permit the disclosure of, the terms or conditions of this Agreement without the prior written consent of the other party, except (A) as provided in subparagraph (v) above, (B) to the extent necessary to permit the exercise of rights or the performance of obligations under this Agreement, or (C) to seek advice from attorneys, accountants or other professional advisors.
5. TERM AND TERMINATION
     (a) Term. This Agreement shall commence on the Effective Date and shall initially continue and remain in force for three (3) years (the “Initial Term”). The Initial Term shall be extended automatically for one additional day for each day that elapses during the Term (each an “Extension,” and the Initial Term, as so extended, the “Term”). Fannie Mae, for any reason, may eliminate any further Extension of the then-existing Term by providing a written notice of such elimination to Contractor. Fannie Mae may terminate the Term immediately for Cause, as more fully described in Section 5(b)(i). Contractor may terminate the Term on written notice to Fannie Mae at any time.
     (b) Termination.
          (i) Fannie Mae may terminate this Agreement prior to the expiration of its Term for Cause, which shall mean that Contractor has materially breached this

Agreement by engaging in dishonest or fraudulent actions or willful misconduct that is materially injurious to the business of Fannie Mae. Notwithstanding the foregoing, this Agreement shall not be deemed to have been terminated for Cause without (x) reasonable notice from Fannie Mae to Contractor setting forth the reasons for Fannie Mae’s intention to terminate for Cause, (y) an opportunity for Contractor, together with his counsel, to be heard before the Chairman and Chief Executive Officer of Fannie Mae and (z) delivery to Contractor of a notice of termination from the Chairman and Chief Executive Officer stating his good faith opinion that Contractor was guilty of the conduct set forth in this Section 5(b)(i) and specifying the particulars thereof in detail. No act or failure to act will be considered ‘willful’ unless it is done, or omitted to be done, by Contractor in bad faith or without reasonable belief that his action of omission was in, or not opposed to, the best interests of Fannie Mae.
          (ii) This Agreement will terminate on the death of Contractor In the event that, during the Term of this Agreement, Contractor is prevented from performing his duties hereunder by reason of serious illness or incapacity, Fannie Mae shall have the right, on 60 days’ prior written notice to Contractor, to terminate this Agreement.
     (c) Return of Property Upon Termination. Contractor or his personal representative shall deliver to Fannie Mae, within 10 days of termination of this Agreement or, in the case of termination by death, within a reasonable time, all (i) work in progress under this Agreement, (ii) Fannie Mae property and (iii) materials containing or embodying Proprietary Information and Innovations. Contractor will make or retain no partial or entire copies of any of the foregoing and will destroy all computer files containing such data and materials. Fannie Mae shall deliver all Contractor property to

Contractor or his personal representative within 10 days of termination of this Agreement.
6. NON-COMPETITION
     Considering the highly confidential and proprietary nature of Fannie Mae’s information to which Contractor is likely to have access hereunder and the highly competitive marketplace in which Fannie Mae participates, Contractor agrees that until one year after the termination of this Agreement, he will not knowingly provide services to the detriment of Fannie Mae that are directly or indirectly for the benefit of any entity (or affiliate of an entity) engaged directly or indirectly in competition with Fannie Mae, including without limitation the Federal Home Loan Mortgage Corporation (“Freddie Mac”). In the event Contractor is uncertain as to whether an entity engages in competition with Fannie Mae, he shall seek a determination by Chairman and Chief Executive Office of Fannie Mae, whose decision shall be binding. The foregoing obligation is in addition to, and not in substitution for, Contractor’s obligations (a) hereunder to maintain Fannie Mae Proprietary Information in confidence and (b) under the Agreement on Ideas, Inventions and Confidential Information executed by Fannie Mae and Contractor when he was an employee of Fannie Mae.
7. LEGAL FEES AND INDEMNIFICATION
     (a) Legal Fees. Fannie Mae shall pay Contractor’s reasonable legal fees and disbursements incurred in the negotiation of this Agreement or in defending (or participating in) any challenge to (or investigation of) this Agreement by any third party.
     (b) Indemnification. Fannie Mae shall exonerate, indemnify, hold harmless and defend Contractor (and make advances of expenses in connection therewith) for actions taken or omitted pursuant to this Agreement to the same extent as for actions taken or omitted when he was Chairman and Chief Executive Officer of Fannie Mae.
8. GENERAL TERMS AND CONDITIONS
     (a) Independent Contractor. During the term of this Agreement, Contractor shall at all times be and act as an independent contractor, and not as an employee of Fannie Mae. Contractor shall not represent otherwise to any third party. Except by reason of his prior employment by Fannie Mae, Contractor will not participate in any employee benefit program offered now or in the future by Fannie Mae to its employees. In making payments to Contractor of the compensation described above, Contractor will not withhold taxes of any kind, including income taxes, FICA, FUTA or other statutory withholding or employment taxes applicable to employees. To the extent required by law, Fannie Mae will report to the Internal Revenue Service and other taxing authorities all payments made to Contractor. In consultation with Fannie Mae, Contractor, as an independent contractor, will be responsible for filing all lobbying disclosure or other forms, if any, required to be filed by law as a result of the Services performed by Contractor.
     (b) Effect on Other Benefits. This Agreement shall not affect Contractor’s rights to payments under Fannie Mae’s Executive Pension Plan or to any other benefits payable to Contractor by reason of his prior employment by Fannie Mae.
     (c) Assignment. This Agreement may not be assigned by Contractor by operation of law or otherwise.
     (d) Taxation. Fannie Mae is exempt from all state and local taxes, except certain taxes on real property, pursuant to Section 309(c)(2) of the Federal National Mortgage Association Charter Act, 12 U.S.C. § 1723a(c)(2). Fannie Mae will not be responsible for any such taxes paid by Contractor on its behalf, and Contractor will not bill or charge Fannie Mae for said taxes.
     (e) Force Majeure. Neither party shall be responsible for delays or failure of performance resulting from acts beyond the reasonable control of such party (such as acts of God, riots, acts of war and epidemics, power failures, earthquakes or other disasters) providing such delay or failure of performance could not have been prevented by reasonable precautions and cannot reasonably be circumvented by such party through the use of alternate sources, workaround plans or other means.
     (f) No Implied Waiver. No term, provision or clause of this Agreement shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and executed by a duly authorized representative of the party to be bound thereby. Any consent by any party to, or waiver of, a breach by the other, expressed or implied, shall not constitute a consent to, waiver of or excuse for any other different or subsequent breach.
     (g) Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia, without reference to or application of its, or any otherwise applicable, conflicts of law principles. In the event that any provision of this Agreement shall be invalid and legally unenforceable, the parties shall replace that provision with one that most nearly reflects their original intentions and is valid and enforceable under applicable law, and the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of this Agreement.

     (h) Jurisdiction and Venue. Any and all disputes between the parties that cannot be settled by mutual agreement shall be resolved solely and exclusively in the courts located within the District of Columbia, and Contractor hereby consents to the jurisdiction of such courts and irrevocably waives any objections thereto, including without limitation, on the basis of improper venue or forum non conveniens.
     (i) Injunctive Relief. Contractor understands and agrees that Fannie Mae will suffer irreparable harm in the event that Contractor breaches any of the obligations imposed by Section 3 (Ownership Rights; Rights to Innovations), Section 4 (Proprietary Information) or Section 6 (Non-Competition), of this Agreement and that monetary damages will be inadequate to compensate Fannie Mae for any such breach.
Accordingly, Contractor agrees that, in the event of a breach or threatened breach of any of such provisions, Fannie Mae, in addition to and not in limitation of any other rights, remedies or damages available to Fannie Mae at law or in equity, shall be entitled to preliminary and permanent injunctive relief in order to prevent or restrain any such breach without the necessity of proving damages or irreparable harm, or posting bond. In the event of any violation of Section 6 (Non-Competition), the time period therein shall be extended for the period of breach (but not more than an additional 12 months).
     (j) Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been received by a party when actually received in the case of hand delivery (against a signed receipt) or overnight delivery, or five days after mailing by first-class mail, postage paid, to the other party at the address shown on page one hereof, or to such other address as a party may designate by appropriate notice in writing.

     (k) Examination of Books and Records. Fannie Mae shall have the right to examine Contractor’s books, records and other documentation, in each case to the extent relating to the Services (for billing or other reasonable purposes). Contractor shall make such information available to Fannie Mae during normal business hours upon reasonable notice to Contractor.
     (1) Code of Business Conduct. Contractor shall comply with Fannie Mae’s Code of Business Conduct (“Code”), as the same may be amended from time to time, for the duration of this Agreement. A copy of the Code is attached hereto as Schedule A. Contractor shall execute the compliance certification form attached hereto as Schedule B (Code of Business Contract Compliance Certification), and such certification shall be incorporated herein and made a part of this Agreement. If at any time Contractor believes that he has not complied with the Code or become aware of an incident of non-compliance, Contractor shall promptly notify Fannie Mae, in writing, directing its notice to the Office of Corporate Justice and Employment Practices at 3900 Wisconsin Avenue, N. W., Washington, D.C. 20016; or via facsimile at (202) 752-3311.
     (m) Survival. The terms of Section 3 (Ownership Rights; Rights to Innovations), Section 4 (Proprietary Information), Section 6 (Non-Competition) and Section 7 (Legal Fees and Indemnification), as well as any other provisions which contemplates performance or observance subsequent to any termination or expiration of this Agreement, shall survive termination or expiration of this Agreement for any reason and shall continue in full force and effect.
     (n) Amendment. This Agreement may be amended only by a writing executed by both parties.

     (o) Construction. No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular, the singular the plural, and the part the whole, (ii) references to one gender include all genders, (iii) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (iv) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (v) references to “hereunder,” “herein” or “hereof relate to this Agreement as a whole, and (vi) the terms “dollars” and “$” refer to United States dollars. Any accounting term used herein without specific definition shall have the meaning ascribed thereto by U.S. generally accepted accounting practices. Section, subsection, paragraph, subparagraph, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.
     (p) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.

     (q) Entire Agreement. This Agreement, together with any exhibits, addenda, schedules and amendments relating hereto, sets forth the entire understanding between Fannie Mae and Contractor with respect to the Services. There are no promises, commitments, representations or warranties relied upon by either party which are not contained herein.
     (r) Facsimiles. The parties acknowledge and agree that copies of executed documents received via facsimile shall be deemed to be originals for all purposes.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.
     Agreed to and Accepted by:

FANNIE MAE
/s/ James A. Johnson
JAMES A. JOHNSON

By:	/s/ Thomas R. Nides	Date : 2-8-00

Thomas R. Nides,
Senior Vice President,
Human Resources

Date: February 7, 2000

PERSEUS
2099 Pennsylvania Avenue, NW, Suite 900 Washington, DC 20006-1813
Telephone: 202 452 0101           Facsimile: 202 429 0588
April 18, 2005
Mr. Stephen B. Ashley
Chairman of the Board of Directors
Fannie Mae
3900 Wisconsin Avenue, NW
Washington, DC 20016
Dear Steve:
I have been very pleased to have been able to advise Fannie Mae on a wide range of issues since my years as an employee came to an end in 1999. I believe this continued association has gone well beyond what would be expected of a retired CEO.
I have watched closely the many tough decisions that the company has confronted recently involving capital, real estate, expenses, and even the suspension of management bonuses. I also noted that the press has reported that the company is reducing expenditures for lobbyists and consultants. I have concluded that, in the context of my ongoing advisory assistance, I should do my part to assist in Fannie Mae’s efforts to reduce expenditures at this difficult time.
Therefore, I am voluntarily taking the following steps with respect to my consulting agreement with the company in order to reduce and streamline our relationship:
▪	A temporary reduction of my consulting payments to $300,000 per year, which is a 30.2% reduction from what I am currently being paid, until the company files its restated financial statements with the SEC.

▪	A reduction in the notice period for termination under the consulting agreement from three years to two years, to provide greater flexibility for the company.

▪	Termination of all of the administrative support and automobile transportation which the company provides to me, including support subject to my reimbursement.

Transition arrangements for the Fannie Mae personnel will have to be worked out with the Fannie Mae Human Resources Department. Whether the relevant employees decide to return to traditional Fannie Mae positions, or to terminate Fannie Mae employment and work with me, my goal would be to complete the transition in forty-five days and in any event by June 30, 2005.
Under my consulting agreement, I have no obligation to take any of the above-described actions. As you know, the consulting agreement does not provide for Company amendments except by mutual agreement, which this letter represents.
We both acknowledge that I may serve on the board of directors of enterprises that have business with Fannie Mae. Consistent with my past approach, I agree that I will recuse myself from the deliberations of any such board that relate to Fannie Mae business, and in the case of any such enterprise I will not advise with respect to, or otherwise assist or participate in, any such dealings. Fannie Mae agrees that the term “Services” as used in my consulting agreement does not include any services that pertain to the business (i) of any enterprise as to which I am a member of the board of directors or similar body, or (ii) for which I serve as an advisor.
I believe Fannie Mae’s role in the American housing financial system is absolutely vital, and I look forward to continuing to be of assistance to the board and to management and to fulfilling my obligations under the consulting agreement.
Sincerely,

/s/ James A. Johnson

James A. Johnson

ACKNOWLEDGED AND AGREED:

/s/ Stephen B. Ashley

Stephen B. Ashley
Chairman of the Board of Directors
Fannie Mae